Exhibit 10.14

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT , MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO ATRECA, INC. IF PUBLICLY DISCLOSED.

August 21, 2015

Atreca, Inc.
75 Shoreway Rd, Suite C
San Carlos, CA 94047-2727

Re:                             Program Related Investment by the Bill & Melinda Gates Foundation in Atreca, Inc.

Ladies and Gentleman:

This letter agreement (“Letter Agreement”) is entered into in connection with the investment by the Bill & Melinda Gates Foundation (the “Foundation”), a Washington charitable trust that is a tax-exempt private foundation, of an amount equal to approximately $[*] U.S. Dollars in cash (the “New Cash Investment”) in the Series A Preferred Stock (“Preferred Stock”) of Atreca, Inc. (the “Company”), and the conversion of $[*] U.S. Dollars in outstanding convertible debt previously issued to the Foundation by the Company pursuant to Convertible Promissory Notes (the “Notes”), plus accrued and unpaid interest on such Notes (together with the cash investment, the “BMGF Investment”).  This Letter Agreement amends and restates in its entirety that certain letter agreement, dated June 9, 2014, entered into by the Foundation and the Company, as amended from time to time.  The Foundation is making the BMGF Investment in accordance with the provisions of that certain Series A Preferred Stock Purchase Agreement, dated as of August 21, 2015 (the “Purchase Agreement”), and related documents, in each case as amended from time to time (collectively, the “Investment Documents”).  Capitalized terms not defined herein shall have the same meaning as in the Investment Documents.

In consideration of the Foundation making the BMGF Investment on the terms and conditions stated herein and in the Investment Documents, and for other good and valuable consideration, the undersigned hereby irrevocably agree as follows:

1.                                      Charitable Purposes and Use of Funds

The Foundation is making the BMGF Investment as a “program-related investment” within the meaning of Section 4944(c) of the U.S. Internal Revenue Code (the “Code”), and the Foundation’s primary purpose in making the BMGF Investment is to further significantly the accomplishment of its charitable purposes, including the relief of the poor and distressed, by seeking to (a) address global health challenges that disproportionately impact developing countries and (b) increase the access of poor and distressed individuals and families in the developing world to life-saving and other important vaccines and drugs, that can improve their health care (“Charitability Requirement”).  The Company shall use proceeds from the BMGF Investment for the charitable purposes described herein by supporting development of the Company’s technology to perform single-cell analyses of immune responses, including (a) rapidly identifying the repertoire of functional antibodies generated in an immune response by using DNA barcoding to enable high-throughput sequencing of paired immunoglobulin heavy and light chain genes from individual

[*]           = Certain confidential information contained in this document, marked by brackets, has been omitted pursuant to Rule 406 of the Securities Act of 1933, as amended.

activated B cells generated in an immune response; (b) rapidly identifying T cell repertoires generated in an immune response by using DNA barcoding to enable high-throughput sequencing of paired T cell receptor genes (such as alpha/beta and gamma/delta TCRs) from individual T cells generated in an immune response; and (c) rapidly profiling gene expression by using molecular barcoding to enable high-throughput sequencing and quantification of nucleic acids from individual lymphocytes (the “Platform Technology”) necessary for the Company to make the Global Access Commitments (as defined in Section 3).  The Foundation believes that because of the broad applicability of the Platform Technology to the development of vaccines, drugs and diagnostics necessary to address global health concerns, the further development and improvements of the Platform Technology, in conjunction with the Global Access Commitments (defined in Section 3), will achieve the Charitability Requirement.

The Company understands and acknowledges that a primary organizational objective of the Foundation is to provide funding to support the development of drugs and vaccines to address diseases that have a disproportionate impact on people within developing countries, and to ensure that such products can be made available and accessible at reasonable cost to people within developing countries (the “Global Access Objectives”).  The Foundation is forming a strategic partnership with the Company in order to ensure (i) nonexclusive access to the Platform Technology for application to Developing World (defined below) vaccines, therapeutics and diagnostics and (ii) that resulting products (vaccines, therapeutics and diagnostics) are available and accessible at reasonable cost to people within the Developing World.  “Developing World’’ means those countries listed on the attached Appendix 1.  “Developed World’’ means all countries not included in “Developing World.”

2.                                      Developing World Diseases and Conditions

The Foundation and the Company agree that it is appropriate to separately consider sub categories of different diseases found in the Developing World, in particular as it relates to the right to use the information that arises from the Services (defined below).

The three sub-categories and the diseases they comprise are:

•                  Group 1 Diseases:  [*]

•                  Group 2 Diseases:  [*]

•                  Group 3 Diseases:  [*]

3.                                      Permitted Use of Platform Technology by Foundation and Foundation-Supported Entities

To ensure satisfaction of the Global Access Objectives, the Company will commit to the following as a condition to the Foundation making the BMGF Investment (the “Global Access Commitments”):

a.                                      At the request of the Foundation, the Company will receive and process samples from the Foundation or Foundation-Supported Entities (as defined below) and use the Platform Technology to rapidly identify the repertoire of functional antibodies generated in an immune response related to Group 1, Group 2 and Group 3 Diseases

[*]           = Certain confidential information contained in this document, marked by brackets, has been omitted pursuant to Rule 406 of the Securities Act of 1933, as amended.

and Conditions (the “Services”).  The specific terms under which the Company will receive and process samples will be determined in connection with each project, which terms must be acceptable to the Company, the Foundation, and (as applicable) the Foundation-Supported entities providing such samples.  For the avoidance of doubt, neither the Foundation nor the Company shall delay or hinder the implementation of this Letter Agreement by unreasonably objecting to such terms.  The Services will further include research facilitation translation of the identified repertoire of functional antibodies into one or more clinical candidate for prophylaxis and/or therapy.  For clarity, a “Foundation-Supported Entity” is a third party receiving funding from the Foundation, is collaborating with the Foundation, or both, for the purpose of accomplishing the Global Access Objectives.  The Services will be subject to the following conditions:

i.                                          The Services will be funded by a grant or contract from the Foundation or Foundation-Supported Entities.

ii.                                       The results of the Services provided by the Company to the Foundation or Foundation-Supported Entities per each project plan may be used worldwide by the Foundation (or Foundation-Supported Entities) in research, development, manufacture and regulatory approval processes without any milestone payments, royalties or other monetary or non-monetary restrictions imposed on the Foundation (or any such Foundation-Supported Entities) by the Company so long as the Global Access Objectives are pursued by the Foundation (or any such Foundation Supported Entities), subject to Section 3.a.iii.

iii.                                    Any product in the categories below that arises from such research, development, manufacture and is subject to such regulatory approvals may only be sold or distributed by the Foundation (or Foundation-Supported Entities) in accordance with the following (see Appendix II):

(a)                   For Group 1 Diseases, therapeutic or prophylactic products (both monoclonal/protein and vector/nucleic acid based), vaccines, and diagnostics may be sold or distributed in either the Developing World or the Developed World by the Foundation (or Foundation-Supported Entities) without any milestone payments, royalties or other monetary or non-monetary restrictions imposed on the Foundation (or  any such Foundation-Supported Entities) by the Company so long as the Global Access Objectives are pursued by the Foundation (or any such Foundation Supported Entities).

(b)                   For Group 2 Diseases, therapeutic or prophylactic products (both monoclonal/protein and vector/nucleic acid based), vaccines, and diagnostics may only be sold or distributed in the Developing World by the Foundation (or Foundation-Supported Entities) without any milestone payments, royalties or other monetary or non-monetary restrictions imposed on the Foundation (or any such Foundation-

[*]           = Certain confidential information contained in this document, marked by brackets, has been omitted pursuant to Rule 406 of the Securities Act of 1933, as amended.

Supported Entities) by the Company so long as the Global Access Objectives are pursued by the Foundation.  For Group 2 Diseases, therapeutic or prophylactic products (both monoclonal/protein and vector/nucleic acid based), vaccines, and diagnostics may be sold or distributed in the Developed World by the Foundation (or Foundation-Supported Entities) only if written approval is provided by the Company and in accordance with such terms and conditions as the Company and the Foundation (or Foundation-Supported Entities) may agree.

(c)                    For Group 3 Diseases, therapeutic or prophylactic products (vector/nucleic acid based, but not including monoclonal/protein), vaccines, and diagnostics may only be sold or distributed in the Developing World by the Foundation (or Foundation-Supported Entities) without any milestone payments, royalties or other monetary or non-monetary restrictions imposed on the Foundation (or any such Foundation-Supported Entities) by the Company so long as the Global Access Objectives are pursued by the Foundation.  For Group 3 Diseases, therapeutic or prophylactic products (vector/nucleic acid based, but not including monoclonal/protein), vaccines, and diagnostics may be sold or distributed in the Developed World by the Foundation (or Foundation-Supported Entities) only if written approval is provided by the Company and in accordance with such terms and conditions as the Company and the Foundation (or Foundation-Supported Entities) may agree.

iv.                                   Immediately following the execution of this Agreement, the Company will reserve for the Foundation and Foundation-Supported Entities a capacity of sample processing and sequence generation for single-cell analysis of at least 3,000 lymphocytes per week, and a capacity of 10,000 lymphocytes per week for discrete periods of time with a three-month advance notice and commitment by the Foundation to the Company to utilize such increased capacity.

v.                                      The Company agrees to set a price for the Services that is commercially reasonable and that reflects the needs, including price sensitivity, of people most in need within the Developing World.

b.                                      Within the Developing World, the Foundation has rights to manufacture or have manufactured and the rights to develop and commercialize the vaccines, therapeutics and diagnostics for diseases and conditions that are not Group 1, Group 2 or Group 3 Diseases that arise from information gained through Services provided by Company to the Foundation or Foundation-Supported Entities, so long as the Global Access Objectives are pursued by the Foundation, and in accordance with such terms and conditions as the Company and the Foundation (or Foundation-Supported Entities) may agree.  Within the Developed World, the Foundation’s

[*]           = Certain confidential information contained in this document, marked by brackets, has been omitted pursuant to Rule 406 of the Securities Act of 1933, as amended.

rights to manufacture or have manufactured and the rights to develop and commercialize the vaccines, therapeutics and diagnostics for diseases and conditions that are not Group 1, Group 2 or Group 3 Diseases that arise from information gained through Services provided by Company to the Foundation or Foundation-Supported Entities are subject to written approval by the Company and may be open to negotiations on a case-by-case basis.

c.                                       The Company agrees to use commercially reasonable efforts to enable the Foundation or Foundation-Supported Entities to exercise their rights to use the results of the Services provided by the Company in research, development, manufacture and regulatory approval processes and in connection with the permitted sale or distribution of products in accordance with this Section 3.

4.                                      Development Other than with BMGF

To the extent the Company utilizes the Platform Technology and successfully develops a vaccine, therapeutic or diagnostic for any of the diseases listed in the definition of Group 1, Group 2 or Group 3 Diseases (i.e., without support from the Foundation or Foundation-Supported Entities), the Company will use reasonably diligent efforts, that take into account both the Global Access Objectives and the Company’s profitability, enterprise value and other commercial interests, to make such product accessible to people most in need within the Developing World.  For clarity, nothing in this Letter Agreement shall limit the right or ability of the Company to work, for itself or with a third party, to use the Platform Technology on any products, whether for human use or otherwise.  The Company will report to the Foundation if it reasonably believes that a conflict in available capacity may arise as a result of work for itself or a third party.  The Company will further report to the Foundation before entering into negotiations for any license or other transfer of rights in the Platform Technology to a third party.

5.                                      Obligations in the Event of Acquisition of Platform Technology or Company by Another

In the event the Platform Technology is acquired directly, or through a merger or an acquisition of the Company by a third party, the Company will ensure the Global Access Commitments applicable to the Company’s Platform Technology described above will survive and be assumed by the acquirer.  The Company will not grant to a third-party any rights to, or enter into any arrangements with respect to, the Platform Technology that would prohibit, prevent or otherwise significantly restrict the Company (or any acquirer of the Platform Technology) from fulfilling the above stated commitments.  The Global Access Commitments shall apply solely to the Company’s Platform Technology and intellectual property rights and proprietary information owned or controlled by the Company, and shall expressly not be applicable to other services, products or intellectual property rights, including rights of any licensee of the Company or any company that merges with or acquires the Company.

6.                                      Withdrawal Right

The withdrawal right described in this section will be triggered only as a result of actions taken by the Company that are inconsistent with restrictions herein on the use of funds or with the Global Access Commitments or related U.S. tax obligations, including without limitation the requirements

[*]           = Certain confidential information contained in this document, marked by brackets, has been omitted pursuant to Rule 406 of the Securities Act of 1933, as amended.

set forth in paragraphs 9 and 12 below.  For the avoidance of doubt, the withdrawal right will not be triggered by the inability, for scientific and technical reasons beyond the control of the Company, to provide Services and successfully develop a product for the Group 1, Group 2 or Group 3 Diseases, so long as the Company has not breached any of the Global Access Commitments.

In the event that the Company fails to comply with the restrictions on the use of funds, the Global Access Commitments or the other related U.S. tax obligations set forth herein, (a “Charitability Default”), the Foundation will have the rights set forth below (the “Withdrawal Right”).  Each party shall promptly notify the other party in writing of the occurrence of such event, and the Company shall thereafter promptly provide to the Foundation a proposed strategy to remedy the Charitability Default.

If the Company fails to cure the Charitability Default within ninety (90) days of the above-described notice, the Company shall have the option to either (i) redeem all Atreca Preferred Stock held by the Foundation and any Common Stock held by the Foundation issued upon conversion of the Atreca Preferred Stock, as applicable (collectively, the “Foundation’s Holdings”), provided that such redemption shall be made only to the extent permitted by applicable law, or (ii) locate a third party that will purchase the Foundation’s Holdings.  In the event of a Charitability Default, the Foundation and Foundation-Supported Entities will also be provided with nonexclusive access (including any necessary licenses to relevant intellectual property) to the Platform Technology sufficient to enable the Foundation and Foundation-Supported Entities to practice the Platform Technology for the pursuit of the Global Access Objectives.  Such access shall include, but not be limited to, access contemplated in this Letter Agreement sufficient for the Foundation or Foundation-Supported Entities to complete the Services that the Company agreed to perform under a grant or contract previously entered into between the Company and the Foundation or Foundation Supported Entity.  Such access to and permissions to practice the Platform Technology shall be accomplished without any delay or hindrance by the Company (regardless of whether or not the provision of the Services had been started).  The Foundation will continue to have the other rights set forth in this Letter Agreement (e.g., use of the results of the Services in accordance with Section 3.a.ii.).  If the Company is unable to redeem all of the Foundation’s Holdings, and no third party purchases the Foundation’s Holdings, then the Company shall use its best efforts to effect the Withdrawal Right, consistent with the Code and applicable law (e.g., solvency requirements).  Upon the transfer of any of the Foundation’s Holdings to any one or more transferees that are tax-exempt organizations as described in Section 501(c)(3) of the Code, the Foundation may assign to any such transferee all of its rights attached to such Foundation’s Holdings.

For redemption or purchase by a third party, the Foundation’s Holdings shall be valued at the greater of [*] or, if an appraisal is elected by the Foundation, the then current fair market value of the Foundation Holdings as determined by a mutually agreed upon (such agreement not unreasonably withheld) independent third-party appraiser.  [*].

If the Foundation’s Holdings are sold or redeemed due to a Charitability Default, commencing upon the date of such sale or redemption, the Foundation will have two-year lookback rights by which, in the event of a sale of all or substantially all of the shares of the Company, or a sale of all or substantially all of its assets or a public offering of the Company that results in cash proceeds representing a valuation for the Company in excess of [*]% of the valuation used for the sale or

[*]           = Certain confidential information contained in this document, marked by brackets, has been omitted pursuant to Rule 406 of the Securities Act of 1933, as amended.

redemption of the Foundation’s Holdings, the Foundation will receive compensation commensurate with its converted equity interest in the Company had the Charitability Default not occurred.

7.                                      Exclusive License by Stanford to the Company and Provision for Benefit of Foundation

The Company has provided language acceptable to the Foundation in the exclusive license from Stanford in the event that license is terminated for any reason.  Such language provides the Foundation continued nonexclusive access to the patent or patents licensed to the Company by Stanford relating to the Platform Technology on terms consistent with the global access requirements of the Foundation.  Moreover, the Company further agrees, in the event of a termination of the Stanford license, to enter into a license to provide the Foundation, consistent with the Foundation’s rights in the territories as set forth in this letter, non-exclusive access to the Company proprietary information (including software in source code and executable formats) sufficient to allow the Foundation (or any entity it would identify for this purpose) to most directly and efficiently utilize the patent or patents previously licensed to the Company by Stanford relating to the Platform Technology as of the date of the termination of the Stanford license.

8.                                      Term.

This Letter Agreement shall become effective as of the Effective Date (as defined below) and shall expire as of the Patent Expiration Date of the Atreca Platform Technology, unless sooner terminated by mutual written agreement between the Company and the Foundation.

9.                                      Required Reporting and Inspection Rights.

In addition to any and all reports required to be delivered to the Foundation under the Investment Documents, the Company shall furnish, or cause to be furnished, to the Foundation the following reports and certifications:

a.                                      within ninety days after the end of the Company’s fiscal year during which the Foundation owns any portion of the Foundation’s Holdings, a certificate from the Company signed by an officer or director of the Company and substantially in the form attached to this Letter Agreement, certifying that the requirements of the BMGF Investment were met during the immediately preceding fiscal year, describing the use of the proceeds of the BMGF Investment, and evaluating the Company’s progress toward achieving the purposes of the BMGF Investment including, specifically, information regarding progress against the Global Access Commitments;

b.                                      within ninety days after the end of the Company’s fiscal year during which the Foundation ceases to own any portion of the Foundation’s Holdings, a certificate from the Company signed by an officer or director of the Company and substantially in the form attached to this Letter Agreement, certifying that the requirements of the BMGF Investment were met during the term of the BMGF Investment, describing the use of the proceeds of the BMGF Investment, and evaluating the Company’s progress toward achieving the purposes of the BMGF Investment including, specifically, information regarding progress against the Global Access Commitments;

[*]           = Certain confidential information contained in this document, marked by brackets, has been omitted pursuant to Rule 406 of the Securities Act of 1933, as amended.

c.                                       any other information respecting the operations, activities and financial condition of the Company as the Foundation may from time to time request to discharge any expenditure responsibility, within the meaning of Sections 4945(d)(4) and 4945(h) of the Code, of  the Foundation with respect to the BMGF Investment, and to otherwise monitor the charitable benefits intended to be served by the BMGF Investment (which shall be at the Foundation’s expense);

d.                                      (i) within one hundred eighty days after the end of each fiscal year of the Company, the Company shall provide to the Foundation a balance sheet, income statement and statement of cash flows for such preceding fiscal year, all in reasonable detail and audited by independent certified public accountants selected by the Company (“Company’s Accountants”), and such financial statements shall be accompanied by a report and opinion thereon by the Company’s Accountants; (ii) within ninety days after the end of each fiscal year of the Company, the Company shall provide to the Foundation an unaudited balance sheet, income statement and statement of cash flows for such preceding fiscal year as prepared in accordance with generally accepted accounting principles; and (iii) within forty-five days after the end of each fiscal quarter of the Company, the Company shall provide to the Foundation an unaudited balance sheet, income statement and statement of cash flows for such quarter as prepared in accordance with generally accepted accounting principles; provided, however, that if the Company merges with, is acquired by or becomes, a reporting company under the Securities Exchange Act of 1934, as amended, the filing of quarterly and annual reports with the S.E.C. shall be deemed to satisfy the financial reporting obligations pursuant to this Section 3.d; and provided further that if, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries;

e.                                       at least thirty days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, approved by the Board of Directors of the Company, and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company;

f.                                        such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as the Foundation may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 3.f to provide information (i) that the Company reasonably determines in good faith to be a trade secret; or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel; and

[*]           = Certain confidential information contained in this document, marked by brackets, has been omitted pursuant to Rule 406 of the Securities Act of 1933, as amended.

g.                                       all information, including the terms and conditions, in this Letter Agreement and provided in the future with respect to the commitments and performance of the Company hereunder shall be treated as confidential information and subject to the Mutual Nondisclosure Agreement dated March 18, 2012; provided that at all times the Foundation shall be permitted to disclose such information as may be required to satisfy its reporting requirements under the Code.

10.                               Access to Records and Facilities.

The Company shall maintain books and records adequate to provide the information ordinarily required by commercial investors under similar circumstances, and provide the Foundation access to such books and records.  Such reports shall be maintained for four years after the BMGF Investment has terminated.  The Company shall permit the Foundation, at the Foundation’s expense and in connection with its rights under this Letter Agreement, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Foundation.

11.                               Public Reports.

The Foundation may include information about the Company in its periodic public reports to the extent such information is not confidential.  The Company may include information about the Foundation in its periodic reports to the extent such information is not confidential, provided that if such disclosure is required by law, rule, regulation or administrative process, such confidentiality shall not prevent the Company from disclosing such information (solely to the extent required by such law, rule, regulation or administrative process).

12.                               Prohibited Uses.

The Company shall not expend any proceeds of the BMGF Investment to carry on propaganda or otherwise to attempt to influence legislation, to influence the outcome of any specific public election or to carry on, directly or indirectly, any voter registration drive, or to participate or intervene in any political campaign on behalf of or in opposition to any candidate for public office within the meaning of Section 4945(d) of the Code.  The proceeds of the BMGF Investment shall not (i) be earmarked to be used for any activity, appearance or communication associated with the activities described in the foregoing sentence nor (ii) be intended for benefit, and will not benefit, any person having a personal or private interest in the Foundation, including without limitation, descendants of the founders of the Foundation, or persons related to or controlled by, directly or indirectly, such private interests.

13.                               Disqualified Person.

Neither the Company nor (to the best knowledge of the Company) any shareholder of the Company is a “disqualified person” with respect to the Foundation (as the term “disqualified person” is defined in Section 4946(a) of the Code).  The Foundation does not, and one or more disqualified persons with respect to the Foundation do not, directly or indirectly, control the Company.

[*]           = Certain confidential information contained in this document, marked by brackets, has been omitted pursuant to Rule 406 of the Securities Act of 1933, as amended.

14.                               Promotion of Terrorist Activities.

In compliance with the provisions of the Patriot Act and Executive Order 13224, the Company represents that it will not promote or support terrorist activities and that it will not provide any proceeds of the BMGF Investment to any entity or individual that promotes or engages in such activities.

15.                               Use of Name.

Except as permitted in Section 9 of this Letter Agreement (including, without limitation, Section 9.g.), any announcement of the Foundation’s investment by any of the Foundation, the Company or any of their respective representatives, directors, trustees, officers, stockholders, agents, investors, employees, partners or members of either the Foundation or the Company, as applicable, will require the prior written approval of both the Foundation and the Company.  Prior written approval of the Foundation shall be required for any use of the Foundation’s name or logo in any respect; provided, however, that the Company may use the Foundation’s name for any uses that have been pre-approved in writing by the Foundation.  Notwithstanding the foregoing, the Foundation’s name and logo will not be used by any party in any manner to market, sell or otherwise promote the Company, its products, services and/or business.

Prior written approval of the Company shall be required for any use of the Company’s name or logo in any respect; provided, however, that the Foundation may use the Company’s name for any uses that have been pre-approved in writing by the Company; provided further that disclosures permitted under Section 9 of this Letter Agreement (including without limitation Section 9.g.) shall be deemed to be pre-approved.  Notwithstanding the foregoing, the Company’s name and logo will not be used by any party in any manner to market, sell or otherwise promote the Foundation, its products, services and/or business.  Notwithstanding the terms of this Section 15 or any other provisions of this Letter Agreement, either party may disclose any information to the extent required to comply with any applicable law, rule, regulation, court order, or demand or order of a governmental body with competent jurisdiction.

16.                               Entire Agreement; Modification.

The terms and conditions set forth in this Letter Agreement are in addition to the provisions stated in the Investment Documents.  No change, modification or waiver of any term or condition of this Letter Agreement shall be valid unless it is in writing, it is signed by the party to be bound, and it expressly refers to this Letter Agreement.  The Company will not take any action or enter into any agreement or arrangement that is reasonably likely to prohibit, restrict or limit the Company from honoring the rights of the Foundation, or the obligations or commitments of the Company, under this Letter Agreement or any other Investment Document.

17.                               Authority.

Each of the signatories below covenants, represents and warrants that he, she or it had all authority necessary to execute this Letter Agreement and that, on execution, this Letter Agreement will be fully binding and enforceable in accordance with its terms, and that no other consents or approvals of any other person or third parties are required or necessary for this Letter Agreement to be so binding.

[*]           = Certain confidential information contained in this document, marked by brackets, has been omitted pursuant to Rule 406 of the Securities Act of 1933, as amended.

18.                               Charitability Opinion.

As a condition to making the New Cash Investment, the Foundation must obtain a written legal opinion from its outside special tax counsel (to be provided at the Foundation’s expense), that the Investment will qualify as a program-related investment under the Code.

19.                               Additional Company Representations and Warranties.

The Company hereby represents and warrants to the Foundation that, as of the date of this Letter Agreement, the representations and warranties set forth in Section 3 of the Purchase Agreement are true and correct in all material respects as of the date hereof, except to extent of any disclosures by the Company as set forth in the Schedule of Exceptions delivered by the Company in connection with the Closing (as defined in the Purchase Agreement) or in the Schedules attached hereto.  In addition, except as set forth in the Schedules attached hereto, the Company hereby represents and warrants to the Foundation, as of the date hereof, as follows:

a.                                      Changes. Since the Statement Date (as defined in the Purchase Agreement), there has not been:

i.                                          any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

ii.                                       any (x) material change in any compensation arrangement or agreement with any employee, officer, director or stockholder or (y) resignation or termination of employment of any officer or key employee of the Company; or (z) loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

iii.                                    any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

iv.                                   other than repurchases of Common Stock that are unvested or exercises by the Company of its right of first refusal (each, a “Permitted Distribution”), any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

v.                                      receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company; or

vi.                                   any arrangement or commitment by the Company to do any of the things described in this Section 19.a.

[*]           = Certain confidential information contained in this document, marked by brackets, has been omitted pursuant to Rule 406 of the Securities Act of 1933, as amended.

b.                                      Agreements; Actions.

i.                                          Except for the Related Agreements (as defined in the Purchase Agreement) or as described in the Memorandum (as defined in the Purchase Agreement), there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (A) obligations (contingent or otherwise) of, or payments to, the Company in excess of $500,000, or (B) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products.

ii.                                       Since the Statement Date, the Company has not (A) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock in each case other than any Permitted Distribution, (B) made any loans or advances to any person, other than ordinary advances for travel expenses, or (C) other than in the ordinary course of business sold, exchanged or otherwise disposed of any of its assets or rights the sale, exchange or other disposition of which would have or would reasonably be likely to have a Material Adverse Effect.

iii.                                    The Company is not a guarantor or indemnitor of any indebtedness of any other person.

c.                                       Employees.

To its knowledge, the Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining.  Except as required by law, upon termination of the employment of any such employees, no severance or other payments will become due.

d.                                      Foreign Corrupt Practices Act. Neither the Company nor, to its knowledge, any of the Company’s directors, officers, employees or agents have, directly or, to the Company’s knowledge, indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person.  Neither the Company nor, to the Company’s knowledge, any of its directors, officers, employees or agents have made or, to the Company’s knowledge, authorized any

[*]           = Certain confidential information contained in this document, marked by brackets, has been omitted pursuant to Rule 406 of the Securities Act of 1933, as amended.

bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation.  To the Company’s knowledge, neither the Company nor any of its officers, directors or employees is the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.

For purposes of this Section 19, “Company” shall include the Company’s wholly-owned subsidiary, Atreca Pte. Ltd, a limited company organized under the laws of Singapore.

20.                               Counterparts.

This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall be deemed to be and constitute one and the same instrument.

[Signature Page to Follow]

[*]           = Certain confidential information contained in this document, marked by brackets, has been omitted pursuant to Rule 406 of the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the parties have caused to be executed this Letter Agreement effective as of the date first set forth above (the “Effective Date”).

Atreca, Inc.		Bill & Melinda Gates Foundation

By:	/s/ Tito A. Serafini	By:

Name:	Tito A. Serafini	Name:

Title:	President and Chief Executive Officer	Title:

[*]           = Certain confidential information contained in this document, marked by brackets, has been omitted pursuant to Rule 406 of the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the parties have caused to be executed this Letter Agreement effective as of the date first set forth above (the “Effective Date”).

Atreca, Inc.	Bill & Melinda Gates Foundation

By:	By:	/s/ Jim Bromley

Name:	Name:	Jim Bromley

Title:	Title:	Chief Financial Officer

[*]           = Certain confidential information contained in this document, marked by brackets, has been omitted pursuant to Rule 406 of the Securities Act of 1933, as amended.

Appendix I

Developing World

The following 74 countries shall be included in the definition of Developing World, all of which (except for South Africa and Thailand) are eligible for support from GAVI as of the date of this Letter Agreement.

• Afghanistan	• Guinea	• Pakistan
• Angola	• Guinea-Bissau	• Papua New Guinea
• Armenia	• Guyana	• Rwanda
• Azerbaijan	• Haiti	• Sao Tome e Principe
• Bangladesh	• Honduras	• Senegal
• Benin	• India	• Sierra Leone
• Bhutan	• Indonesia	• Solomon Islands
• Bolivia	• Kenya	• Somalia
• Burkina Faso	• Kiribati	• South Africa
• Burundi	• Korea, DPR	• Sri Lanka
• Cambodia	• Kyrgyz Republic	• Sudan
• Cameroon	• Lao PDR	• Thailand
• Central African Republic	• Lesotho	• Tajikistan
• Chad	• Liberia	• Tanzania
• Comoros	• Madagascar	• Timor Leste
• Congo	• Malawi	• Togo
• Congo, Dem Republic of	• Mali	• Uganda
• Cote d’Ivoire	• Mauritania	• Ukraine
• Djibouti	• Moldova	• Uzbekistan
• Eritrea	• Mongolia	• VietNam
• Ethiopia	• Mozambique	• Yemen
• Gambia	• Myanmar	• Zambia
• Georgia	• Nepal	• Zimbabwe
• Ghana	• Nicaragua
• Niger
• Nigeria

[*]           = Certain confidential information contained in this document, marked by brackets, has been omitted pursuant to Rule 406 of the Securities Act of 1933, as amended.

Appendix II

Disease Access Rights

Therapeutic/Prophylactic
Disease(s)	Monoclonal/ Protein	Vector/ Nucleic Acid Based	Vaccine (Antigen)	Diagnostics

Group 1	Y	Y	Y	Y
Group 2	Y	Y	Y	Y
Group 3		Y	Y	Y